Exhibit 99.2

Medizone International concludes exclusive Product Supply and License Agreement with Innovasource
Kalamazoo, Michigan, November 1, 2017.  Medizone International, Inc. (OTCQB:MZEI) or Medizone, manufacturer of the AsepticSure® Disinfection System, today announced the conclusion of an exclusive Product Supply and License Agreement (the “Supply Agreement”) with Innovasource, LLC, a leading manufacturer of cleaning, deodorizing and disinfecting products (“Innovasource”).
Pursuant to the Supply Agreement, Innovasource will supply its custom-formulated, EPA-registered hydrogen peroxide based disinfectant product to Medizone for use in the AsepticSure® Disinfection System.  Innovasource also granted to Medizone an exclusive, non-transferable limited license to use Innovasource’s intellectual property in the marketing and sale of the AsepticSure® Disinfection System in the United States.  The Supply Agreement has a five-year term that will automatically renew for successive two-year terms, unless Medizone or Innovasource elects to provide notice of non-renewal prior to the expiration of the initial term or a renewal term.
The Supply Agreement builds on a relationship between Innovasource and Medizone that commenced with the previously announced execution by the two companies of a Sales Representative Agreement in April 2017.  Pursuant to the Sales Representative Agreement, Medizone authorized Innovasource to solicit sales of the AsepticSure® Disinfection System to specified major accounts and agreed to pay Innovasource a commission on the net receipts from such sales.  Medizone and Innovasource are currently collaborating on efforts to sell the AsepticSure® Disinfection System to such accounts.
Medizone’s CEO, David A. Dodd, commented, “Our relationship with Innovasource is of great strategic importance to us.  It provides us a secure source of supply of the highest quality hydrogen peroxide based disinfectant product that we can supply to users of the AsepticSure® Disinfection System as a subregistrant under Innovasource’s EPA registration.  Furthermore, Innovasource’s marketing and sales strength permit us to address potential major customers that would otherwise be beyond our reach at this stage of our development.  With the recent receipt of the CE Mark and with our focus on achieving FDA 510(k) clearance, we are highly committed to establishing a growing revenue base through the adoption and utilization of the AsepticSure® Disinfection System, providing significant improvement on conventional disinfecting systems.”
About Medizone International, Inc.
Medizone International, Inc. is focused on commercializing the AsepticSure® System, a superior disinfectant technology compared to conventional systems or practices.  The company developed the AsepticSure® System to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone.  After securing broad IP protection for the use of trioxidane for both healthcare and non-healthcare facility disinfecting systems and bioterrorism applications, Medizone released its AsepticSure® System for use in Canada, and several other global markets, through its expanding distributor network.  The AsepticSure® System is EPA-approved, received the CE mark and is currently pursing FDA 510(k) registration.

About Innovasource LLC
Innovasource develops and markets environmentally-sustainable products for consumers and businesses.  The company was founded in 2007 by a seasoned team with more than fifty years’ experience in regulated product and consumer packaged goods.  Innovasource’s headquarters are in the Charlotte metropolitan region in Huntersville, North Carolina.  For more information, go to: www.innovasource.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.
For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
 E: j.pentony@medizoneint.com
For more information, visit:
www.medizoneint.com
 Email: operations@medizoneint.com